INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Microtek Medical, Inc.



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Isolyser Company, Inc. pertaining to the Isolyser Company, Inc. Stock Option Plan of our report dated January 17, 1996 with respect to the consolidated balance sheets of Microtek Medical, Inc. and subsidiaries as of November 30, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1995, which report appears in the November 30, 1995 annual report on Form 10-K of Microtek Medical, Inc. and subsidiaries and is incorporated by reference in the Form 8-K of Isolyser Company, Inc. filed on August 30, 1996.


                                          /s/KPMG PEAT MARWICK LLP
                                             KPMG PEAT MARWICK LLP


Jackson, Mississippi
September 17, 1997


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